Exhibit 12


                                Humana Inc.
                     Ratio of Earnings to Fixed Charges
               For the quarters ended March 31, 1997 and 1996
                                 Unaudited
                           (Dollars in millions)



                                                   1997       1996


Earnings:
  Income before income taxes                      $  60     $   81
  Fixed charges                                       5          6
                                                  $  65     $   87



Fixed charges:
  Interest charged to expense                     $   3     $    5
  One-third of rent expense                           2          1
                                                  $   5     $    6



Ratio of earnings to fixed charges                 12.7       13.8




For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, earnings have been increased by the provision for income taxes and fixed charges. Fixed charges consist of interest expense on borrowings and one-third (the proportion deemed representative of the interest portion) of rent expense.




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